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                                                                EXHIBIT 99.1

HEADLINE: Transcrypt International Announces Consummation of Agreement to Acquire E.F. Johnson. Jeff Fuller to Become President and CEO of Transcrypt.

DATELINE: LINCOLN, Neb., July 31

BODY:

         Transcrypt International, Inc., (Nasdaq: TRII) today announced that it has consummated a definitive agreement to acquire all of the outstanding shares of Waseca, Minnesota based E.F. Johnson Company (EFJ). Johnson develops and manufactures wireless communications products and systems to the land mobile radio (LMR) market. EFJ has incurred losses and encountered cash flow difficulties recently. The privately-held company had 1996 revenues of $79.3 million and losses of $26.5 million including a $13.5 million non recurring charge. EFJ's unaudited financials through June 30, 1997 showed revenues of $35.9 million and losses of $5.3 million for the six month period. Transcrypt has prepared a restructuring plan for EFJ which includes a working capital infusion, corporate restructuring and the introduction of a complete line of APCO 25 digital radio products including; mobiles, base stations, portables and infrastructure. Transcrypt cannot, however, give any assurances on how quickly it can implement these changes.

         Consideration for the purchase of preferred stock totaled approximately $12.4 million, consisting of 832,465 shares of Transcrypt Common Stock, valued at $10 million, $436,000 and a $2 million Letter of Credit that was previously provided to EFJ. Transcrypt further assumed EFJ bank debt of approximately $13 million. The definitive agreement reflects a significant decrease in the purchase price since the June 6, 1997 Letter of Intent based upon, among other things, the losses described above.

         Transcrypt also announced a new management structure for merger integration whereby Jeff Fuller, Transcrypt's current President and Chief Operating Officer will become the President and Chief Executive Officer upon completion of the deal.

         According to John Connor, Transcrypt's Chairman, "This acquisition, following Transcrypt's January IPO, is in step with our long-term strategy to provide secure wireless communication products worldwide. E.F. Johnson brings over 75 years of experience in the LMR market and a client base which is well serviced in both domestic and international markets by over 800 distributorships. EFJ's strong South American presence complements Transcrypt's existing penetration in overseas markets." Connor will continue as Chairman and will focus on capital markets, mergers and acquisitions and Board activities.

         Fuller commented, "This vertical acquisition enhances our existing products by adding the design and manufacturing of Radio Frequency and trunking systems to TRII while broadening our current markets and distribution. As the former VP of Marketing and Sales at E.F. Johnson, I am well acquainted with Johnson's products, manufacturing strengths and corporate culture. I am very pleased to have Scott and Fred join the new company and I look forward to once again


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working with E.F. Johnson's talented work force."

         Fuller's management team includes two former executives from EFJ. Mr. Scott Bocklund, EFJ's former COO moves up to become TRII's Senior Vice President of Finance and CFO. In addition, Mr. Fred Hamer, EFJ's former Vice President of Sales becomes TRII's Vice President International. Fuller's team will also include Eric Baumann as Vice President of North American, Bill Fox, a recent addition as Senior Vice President of Sales and Business Development, Rebecca Schultz as Corporate Secretary and Treasurer, Mike Wallace as Vice President of Operations and Joel Young, as Vice President of Engineering and Marketing. "We believe this acquisition, which was closed on July 31, 1997, will enhance Transcrypt's ability to continue its growth and provide long-term returns to its shareholders," according to Connor.

         Transcrypt International, Inc., based in Lincoln, Nebraska designs and manufactures specialized scrambling and encryption devices which prevent the unauthorized interception of sensitive voice and data communications for both analog and digital transmissions. Transcrypt has recently launched a new line of digital APCO 25 radios for public safety use that are also compatible with existing analog systems. Transcrypt provides land mobile radio, telephony (including cellular and wireless telephone) and data security products to government agencies and corporations in 108 countries and all 50 states.

         Statements made in this press release may constitute forward-looking statements, and as such, may involve risks and uncertainties. These forward-looking statements relate to, among other things, expectations of the business environment in which the company operates, projections of future performance, perceived opportunities in the market and statements regarding the Company's mission and vision. The Company's actual results, performance and achievements may differ materially from the results, performance and achievements expressed or implied in such forward looking statements. For a discussion of some factors that might cause such a difference, please refer to the Company's reports filed with the Securities and Exchange Commission, including its Prospectus, dated January 22, 1997 and 1996 10-K filings.

CONTACT: John T. Connor, Chairman of the Board, or Jeffery L. Fuller, President, of Transcrypt, 402-474-4800